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                                 EXHIBIT 2.5

                 SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

    This Second Amendment to Stock Purchase Agreement (the "Amendment") is made and entered into this 30th day of April, 1997, by and among CROSS-CONTINENT AUTO RETAILERS, INC., a Delaware corporation ("C-CAR"), JACK BIEGGER, DALE EDWARDS, and SAHARA NISSAN, INC., a Nevada corporation, d/b/a JACK BIEGGER NISSAN (the "Company").

                                   RECITALS

    A. By that certain Stock Purchase Agreement dated February 28, 1997, by and among C-CAR, Jack Biegger, Dale Edwards, and the Company; Jack Biegger and Dale Edwards agreed to sell all of the issued and outstanding shares of capital stock of the Company to C-CAR.

    B. The Stock Purchase Agreement was amended by that certain Amendment to Stock Purchase Agreement dated March 17, 1997, by and between C-CAR, Jack Biegger, Dale Edwards and the Company.

    C. The Stock Purchase Agreement, as amended by the Amendment to Stock Purchase Agreement, shall hereinafter be referred to as the "Agreement."

    D. C-CAR, Jack Biegger, Dale Edwards, and the Company desire to amend the Agreement.

                                  AGREEMENT

    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, C-CAR, Jack Biegger, Dale Edwards, and the Company agree as follows:

    1. Paragraph 5 of the Agreement is deleted in its entirety and the following is substituted therefor:

         "Subject to the terms and conditions set forth in this Agreement, the closing ("Closing") of the purchase and sale of the Shares shall take place at the offices of Singer, Brown & Barringer, 520 S. Fourth Street, Las Vegas, Nevada 89101, or at such other place as may be mutually agreed upon by Purchase and Sellers, as soon as practicable following the date on which all conditions to the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived, but no later than June 10, 1997 (effective as of May 31, 1997).
         The date on which the Closing is to occur is hereinafter referred to as the "Closing Date." Any other provision of this Agreement to the contrary notwithstanding, if Sellers have not obtained the consent of Nissan Motor Corporation, U.S.A. prior to May 31, 1997, either Purchase or Sellers shall have the right to extend the Closing Date thirty (30) days by giving written notice to the other parties.

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    2.   As modified by this Amendment, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

    3. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

    4. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.


                                      CROSS-CONTINENT AUTO RETAILERS, INC.,
                                      a Delaware corporation


                                      By:   /s/ Bill Gilliland
                                         ---------------------------------
                                         Bill Gilliland,
                                         Chairman and Chief Executive Officer


   /s/ Jack Biegger                   SAHARA NISSAN, INC., a Nevada corporation,
---------------------------------             d/b/a JACK BIEGGER NISSAN
JACK BIEGGER

  /s/ Dale Edwards                    By:   /s/ Jack Biegger
---------------------------------        ----------------------------------
DALE EDWARDS                             Jack Biegger, President

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